Exhibit 21.1
SUBSIDIARIES OF VENATOR MATERIALS PLC

Subsidiary	Jurisdiction
Venator Australia Pty Ltd	Australia
Venator Pigments Pty Ltd	Australia
Venator Belgium BV	Belgium
Venator Representação Comercial Brasil Ltda.	Brazil
Venator Group Canada Inc.	Canada
Venator Investments Ltd	Cayman Islands
Venator Pigments Taicang Company Ltd	China
Venator Shanghai Company Limited	China
Venator Far East Limited	Hong Kong, China
Venator Pigments Hong Kong Limited	Hong Kong, China
Venator P&A Finland Oy	Finland
Venator Chemicals France SAS	France
Venator France SAS	France
Venator International France SAS	France
Venator Pigments SAS	France
Silo Pigmente GmbH	Germany
Venator Germany GmbH	Germany
Venator Holdings Germany GmbH	Germany
Venator Pigments GmbH & Co. KG	Germany
Venator Pigments Holding GmbH	Germany
Venator Uerdingen GmbH	Germany
Venator Wasserchemie GmbH	Germany
Venator Wasserchemie Holding GmbH	Germany
Venator Italy S.r.l.	Italy
Venator Pigments S.r.l.	Italy
Venator Finance S.à r.l.	Luxembourg
Pacific Iron Products Sdn Bhd	Malaysia
Venator Asia Sdn. Bhd.	Malaysia
Venator Africa Pty Limited	South Africa
Venator South Africa Proprietary Limited	South Africa
Mineral Feed, S.L.	Spain
Oligo S.A.	Spain
Venator P&A Spain S.L.U.	Spain
Venator Pigments España S.A.U.	Spain
Creambay Limited	U.K.
Excalibur Realty UK Limited	U.K.
Inorganic Pigments Limited	U.K.
Venator Group	U.K.
Venator Group Services Limited	U.K.

Venator Holdings UK Limited	U.K.
Venator International Holdings UK Limited	U.K.
Venator Investments UK Limited	U.K.
Venator Materials International UK Limited	U.K.
Venator Materials UK Limited	U.K.
Venator P&A Holdings UK Limited	U.K.
Venator Pigments UK Limited	U.K.
Venator Chemicals LLC	USA—North Carolina
Louisiana Pigment Company, L.P.	USA—Delaware
Venator Americas Holdings LLC	USA—Delaware
Venator Americas LLC	USA—Delaware
Venator Materials LLC	USA—Delaware
Viance, LLC	USA—Delaware